EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent	Subsidiary	Percentage of Ownership	State of Incorporation or Organization
Meta Financial	MetaBank	100%	Federal
Group, Inc.

Meta Financial	MetaBank WC	100%	Iowa
Group, Inc.

Meta Financial	First Midwest Financial	100%	Delaware
Group, Inc.	Capital Trust I

Meta Financial	Meta Trust	100%	South Dakota
Group, Inc.	Company

MetaBank	First Services Financial	100%	Iowa
	Limited

First Services	Brookings Service	100%	South Dakota
Financial Limited	Corporation

The financial statements of Meta Financial Group, Inc. are consolidated with those of its subsidiaries, except First Midwest Financial Capital Trust I.